Exhibit (d)(9)

Schedule A

Fund(s)

Separate Series of Amplify ETF Trust

Amplify Bloomberg AI Value Chain ETF

Amplify Cash Flow Dividend Leaders ETF

Amplify CWP Enhanced Dividend Income ETF

Amplify CWP Growth & Income ETF

Amplify CWP International Enhanced Dividend Income ETF

Amplify Cybersecurity ETF

Amplify Digital Payments ETF

Amplify High Income ETF

Amplify Online Retail ETF

Amplify Weight Loss Drug & Treatment ETF